Exhibit 4.7

THIS WARRANT, AND THE SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WARRANT, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT, OR ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT AGREEMENT

To Purchase Shares of Preferred Stock of

TELA BIO, INC.

Dated as of March 31, 2017 (the “Effective Date”)

WHEREAS, TELA Bio, Inc., a Delaware corporation, has entered into a Loan and Security Agreement of even date herewith (as amended and in effect from time to time, the “Loan Agreement”) with Hercules Capital, Inc., a Maryland corporation, in its capacity as administrative agent, Hercules Technology II, L.P., a Delaware limited partnership, in its capacity as lender (the “Warrantholder”) and the other lender parties thereto;

WHEREAS, the Company (as defined below) desires to grant to Warrantholder, in consideration for, among other things, the financial accommodations provided for in the Loan Agreement, the right to purchase shares of Preferred Stock (as defined below) pursuant to this Warrant Agreement (this “Warrant” or this “Agreement”);

NOW, THEREFORE, in consideration of the Warrantholder executing and delivering the Loan Agreement and providing the financial accommodations contemplated therein, and in consideration of the mutual covenants and agreements contained herein, the Company and Warrantholder agree as follows:

SECTION 1.                         GRANT OF THE RIGHT TO PURCHASE PREFERRED STOCK.

(a)                                 For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from the Company, up to such number of shares of Preferred Stock as determined pursuant to Section l(b) below, at a purchase price per share equal to the Exercise Price (as defined below). The number and class/series of shares for which this Warrant is exercisable and the Exercise Price are subject to adjustment from time to time as provided in this Warrant. As used herein, the following terms shall have the following meanings:

“Act” means the Securities Act of 1933, as amended.

“Company” means TELA Bio, Inc., a Delaware corporation, and any successor or surviving entity that assumes the obligations of the Company under this Agreement pursuant to Section 8(a).

“Charter” means the Company’s Certificate of Incorporation as filed with the Secretary of State of Delaware, as may be amended and/or restated and in effect from time to time.

“Common Stock” means the Company’s common stock, $0,001 par value per share;

“Exercise Price” means (i) with respect to the Tranche 1 Shares and the Tranche 2 Shares (as hereinafter defined), $1.16, subject to adjustment from time to time pursuant to Section 8 (the “Tranche 1 Shares and Tranche 2 Shares Exercise Price”); provided, that, in connection with the Next Equity Round, if the Warrantholder elects (as provided below) for the Preferred Stock to become the Next Equity Round Series, then the “Tranche 1 Shares and Tranche 2 Shares Exercise Price” shall thereupon be the Next Equity Round Price, subject to adjustment thereafter from time to time pursuant to Section 8; and (ii) with respect to the Tranche 3 Shares (as hereinafter defined), the Next Equity Round Price, subject to adjustment from time to time in accordance with the provisions of this Warrant (the “Tranche 3 Shares Exercise Price”); provided, that if, prior to the consummation of the Next Equity Round, there shall be a Merger Event or Initial Public Offering, or the Company shall wind up and liquidate, then the “Tranche 3 Shares Exercise Price” shall be the then-effective Tranche 1 Shares and Tranche 2 Shares Exercise Price as of immediately prior to the closing of such Merger Event, the effectiveness of the registration statement filed in connection with the Initial Public Offering or the first distribution in liquidation to the holders of the Preferred Stock, as the case may be, and subject to adjustment thereafter from time to time in accordance with the provisions of this Warrant. As used in this Warrant, “Exercise Price” shall mean the Tranche 1 Shares and Tranche 2 Shares Exercise Price with respect to the Tranche 1 Shares and Tranche 2 Shares and the Tranche 3 Shares Exercise Price with respect to the Tranche 3 Shares.

“Initial Public Offering” means the initial underwritten public offering of the Company’s Common Stock pursuant to a registration statement under the Act, which public offering has been declared effective by the Securities and Exchange Commission (“SEC”);

“Merger Event” means any (i) sale, lease or other transfer of all or substantially all assets of the Company; (ii) any merger or consolidation involving the Company in which the Company is not the surviving entity, or in which the outstanding shares of the Company’s capital stock are otherwise converted into or exchanged for shares of preferred stock, other securities or property of another entity; or (iii) any sale or other transfer, in a single transaction or series of related transactions, by holders of the Company’s issued and outstanding capital stock of shares representing more than fifty percent (50%) of the total combined voting power of the Company;

“Next Equity Round” means the first sale and issuance by the Company after the Effective Date of shares of its preferred stock to one or more investors for cash for financing purposes in which the Company actually receives gross cash proceeds of at least $5,000,000;

“Next Equity Round Notice” has the meaning given in Section l(c) below.

“Next Equity Round Price” means the lowest effective price per share for which shares of the Next Equity Round Series are sold and issued in the Next Equity Round. For the avoidance of doubt, if shares of the Next Equity Round Series are sold and issued in the Next Equity Round to one or more investors in consideration of the conversion by such investors of Company indebtedness at a conversion price per share less than the cash price per share for which shares of the Next Equity Round Series are sold and issued to cash purchasers thereof, then the “Next Equity Round Price” shall equal such conversion price per share;

“Next Equity Round Series” means the series or other designation of the Company’s preferred stock sold and issued in the Next Equity Round;

“Preferred Stock” means (i) with respect to the Tranche 1 Shares and Tranche 2 Shares, Series B Stock, subject to adjustment from time to time pursuant to Section 8; provided, that, in connection with the closing of the Next Equity Round, the Warrantholder may in its sole discretion (but shall not be obligated to) elect for the Preferred Stock with respect to the Tranche 1 Shares and Tranche 2 Shares to become the Next Equity Round Series, such election to be made in writing by the Warrantholder delivered not later than the later to occur of (i) two (2) business days before the closing of the Next Equity Round, or (ii) seven (7) days following the Company’s delivery of the Next Equity Round Notice, subject to adjustment thereafter from time to time to the extent provided in Section 8; and (ii) with respect to the Tranche 3 Shares the Next Equity Round Series, subject to adjustment from time to time in accordance with the provisions of this Warrant; provided, that if, prior to the consummation of the Next Equity Round, there shall be a Merger Event or Initial Public Offering, or the Company shall wind up and liquidate, then “Preferred Stock” with respect to the Tranche 3 Shares shall be Series B Stock as of immediately prior to the closing of such Merger Event, the effectiveness of the registration statement filed in connection with the Initial Public Offering or the first distribution in liquidation to the holders of the Preferred Stock, as the case may be, and subject to adjustment thereafter from time to time in accordance with the provisions of this Warrant; and in all cases, to the extent provided in Sections 8(a) and (b), any other stock into or for which such Preferred Stock may be converted or exchanged.

“Purchase Price” means, with respect to any exercise of this Agreement, an amount equal to the Exercise Price as of the relevant time multiplied by the number of shares of Preferred Stock requested to be exercised under this Agreement pursuant to such exercise; and

“Series B Stock” means the Company’s presently authorized Series B Preferred Stock, $0.001 par value per share.

(b)                                 Number of Shares. This Warrant shall be exercisable for the Tranche 1 Shares, the Tranche 2 Shares and the Tranche 3 Shares. As used herein, (i) “Tranche 1 Shares” means such number of shares of Preferred Stock as shall equal (x) $150,000, divided by (y) the Tranche 1 Shares and Tranche 2 Shares Exercise Price in effect from time to time, (ii) Tranche 2 Shares” means such number of shares of Preferred Stock as shall equal (x) $150,000, divided by (y) the Tranche 1 Shares and Tranche 2 Shares Exercise Price in effect from time to time; and (iii) “Tranche 3 Shares” means such number of shares of Preferred Stock as shall equal (i) $150,000, divided by (y) the Tranche 3 Shares Exercise Price in effect from time to time; in all cases subject to adjustment from time to time in accordance with the provisions of this Warrant.

(c)                                  Notice of Next Equity Round. The Company shall provide written notice to the Warrantholder not less than seven (7) days prior to the anticipated closing of the Next Equity Round, which notice shall state all material terms and conditions thereof and all material rights, powers, preferences and privileges of the Next Equity Round Series (the “Next Equity Round Notice”). Following delivery of such Next Equity Round Notice, the Company shall promptly provide to the Warrantholder such copies of the execution versions of the transaction documents (or if execution versions are not yet available, then current drafts of such transaction documents) in connection with the Next Equity Round (including, without limitation, the Company’s amended and/or restated Certificate of Incorporation, the securities purchase agreement and pre- and post-closing capitalization tables) as the Warrantholder shall request from time to time.

SECTION 2.                         TERM OF THE AGREEMENT.

Except as otherwise provided for herein, the term of this Agreement and the right to purchase Preferred Stock as granted herein (the “Warrant”) shall commence on the Effective Date and shall be exercisable for a period ending on the tenth (10th) anniversary of the Effective Date.

SECTION 3.                         EXERCISE OF THE PURCHASE RIGHTS.

(a)                                 Exercise. The purchase rights set forth in this Agreement are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, prior to the expiration of the term set forth in Section 2, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit I (the “Notice of Exercise”), duly completed and executed, Promptly upon receipt of the Notice of Exercise and the payment of the Purchase Price in accordance with the terms set forth below, and in no event later than five (5) days thereafter, the Company shall issue to the Warrantholder a certificate for the number of shares of Preferred Stock purchased and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future purchases, if any,

The Purchase Price may be paid at the Warrantholder’s election either (i) by cash or check, or (ii) by surrender of all or a portion of the Warrant for shares of Preferred Stock to be exercised under this Agreement and, if applicable, an amended Agreement representing the remaining number of shares purchasable hereunder, as determined below (“Net Issuance”). If the Warrantholder elects the Net Issuance method, the Company will issue Preferred Stock in accordance with the following formula:

X =	Y(A-B)
A

Where:	X =	the number of shares of Preferred Stock to be issued to the Warrantholder.

Y =	the number of shares of Preferred Stock requested to be exercised under this Agreement.
A =	the fair market value of one (1) share of Preferred Stock at the time of issuance of such shares of Preferred Stock.
B =	the Exercise Price.

For purposes of the above calculation, current fair market value of Preferred Stock shall mean with respect to each share of Preferred Stock:

(i)                                     if the exercise is in connection with an Initial Public Offering, and if the Company’s Registration Statement relating to such Initial Public Offering has been declared effective by the SEC, then the fair market value per share shall be the product of (x) the initial “Price to Public” of the Common Stock specified in the final prospectus with respect to the offering and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise;

(ii)                                  if the exercise is after, and not in connection with an Initial Public Offering, and:

(A)                               if the Common Stock is traded on a securities exchange, the fair market value shall be deemed to be the product of (x) the average last sale price of a share of common stock reported for the five (5) trading days ending two (2) days before the date on which the Warrantholder delivers this Warrant for exercise and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise; or

(B)                               if the Common Stock is traded over-the-counter, the fair market value shall be deemed to be the product of (x) the prior day closing bid and asked price quoted on the NASDAQ system (or similar system) before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise;

(iii)                               if at any time the Common Stock is not listed on any securities exchange or quoted in the NASDAQ National Market or the over-the-counter market, the current fair market value of Preferred Stock shall be the product of (x) the highest price per share which the Company could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by its Board of Directors and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise, unless the Company shall become subject to a Merger Event, in which case the fair market value of Preferred Stock shall be deemed to be the per share value received by the holders of the Company’s Preferred Stock on a common equivalent basis pursuant to such Merger Event.

Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an amended Agreement representing the remaining number of shares purchasable hereunder. All other terms and conditions of such amended Agreement shall be identical to those contained herein, including, but not limited to the Effective Date hereof.

As a condition to the receipt of evidence of the issuance of shares of Preferred Stock to the Warrantholder following exercise hereof, Warrantholder shall, if requested by the Company, execute and deliver to the Company a counterpart signature page or joinder to the Company’s then effective investor rights agreement and stockholders agreement, or other similar agreements entered into by shareholders of the Company with respect to the Preferred Stock, in each case solely with respect to the shares of Preferred Stock issued on such exercise, solely to the extent such agreement is then by its terms in force and effect, and only if all holders of the outstanding shares of Preferred Stock (or, if the Preferred Stock is then Common Stock in accordance with the definition of Preferred Stock in Section 1(a) above, holders of eighty percent (80%) of the then-outstanding shares of Preferred Stock) are then parties thereto.

(b)                                 Exercise Prior to Expiration. To the extent this Agreement is not previously exercised as to all Preferred Stock subject hereto, and if the fair market value of one share of the Preferred Stock is greater than the Exercise Price then in effect, this Agreement shall be deemed automatically exercised pursuant to Section 3(a) (even if not surrendered) immediately before its expiration. For purposes of such automatic exercise, the fair market value of one share of the Preferred Stock upon such expiration shall be determined pursuant to Section 3(a). To the extent this Agreement or any portion thereof is deemed automatically exercised pursuant to this Section 3(b), the Company agrees to promptly notify the Warrantholder of the number of shares of Preferred Stock, if any, the Warrantholder is to receive by reason of such automatic exercise.

SECTION 4.                         RESERVATION OF SHARES.

During the term of this Agreement, the Company will at all times have authorized and reserved a sufficient number of shares of its Preferred Stock to provide for the exercise of the rights to purchase Preferred Stock as provided for herein, and shall have authorized and reserved a sufficient number of shares of its Common Stock to provide for the conversion of the shares of Preferred Stock issuable hereunder.

SECTION 5.                         NO FRACTIONAL SHARES OR SCRIP.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Agreement, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the then fair market value of one share of Preferred Stock.

SECTION 6.                         NO RIGHTS AS SHAREHOLDER/STOCKHOLDER.

This Agreement does not entitle the Warrantholder to any voting rights or other rights as a shareholder/stockholder of the Company prior to the exercise of this Agreement.

SECTION 7.                         WARRANTHOLDER REGISTRY.

The Company shall maintain a registry showing the name and address of the registered holder of this Agreement. Warrantholder’s initial address, for purposes of such registry, is set forth below Warrantholder’s signature on this Agreement. Warrantholder may change such address by giving written notice of such changed address to the Company.

SECTION 8.                         ADJUSTMENT RIGHTS.

The Exercise Price and the number of shares of Preferred Stock purchasable hereunder are subject to adjustment, as follows:

(a)                                 Merger Event. If at any time there shall be Merger Event, then, as a part of such Merger Event, lawful provision shall be made so that the Warrantholder shall thereafter be entitled to receive, upon exercise of this Agreement, the number of shares of preferred stock or other securities or property (collectively, “Reference Property”) that the Warrantholder would have received in connection with such Merger Event if Warrantholder had exercised this Agreement immediately prior to the Merger Event. In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors and reasonably acceptable to the Warrantholder) shall be made in the application of the provisions of this Agreement with respect to the rights and interests of the Warrantholder after the Merger Event to the end that the provisions of this Agreement (including adjustments of the Exercise Price, the ability of the Warrantholder to elect the class and series of Preferred Stock as set forth in the definition thereof, and adjustments to ensure that the provisions of this Section 8 shall thereafter be applicable, as nearly as possible, to the purchase rights under this Agreement in relation to any Reference Property thereafter acquirable upon exercise of such purchase rights) shall continue to be applicable in their entirety, and to the greatest extent possible. Without limiting the foregoing, in connection with any Merger Event, upon the closing thereof, the successor or surviving entity shall assume the obligations of this Agreement;

provided that the foregoing assumption requirement shall not apply if (i) the consideration to be paid for or in respect of the outstanding shares of Preferred Stock in such Merger Event consists solely of cash and/or readily marketable securities, and (ii) the value of such consideration (as determined at closing in accordance with the definitive executed transaction documents) to be paid for or in respect of each outstanding share of Preferred Stock is at least two (2) times the Exercise Price in effect as of immediately prior to the closing of such Merger Event. In connection with a Merger Event and upon Warrantholder’s written election to the Company, the Company shall cause this Warrant Agreement to be exchanged for the consideration that Warrantholder would have received if Warrantholder had chosen to exercise its right to have shares issued pursuant to the Net Issuance provisions of this Warrant Agreement without actually exercising such right, acquiring such shares and exchanging such shares for such consideration. The provisions of this Section 8(a) shall similarly apply to successive Merger Events.

(b)                                 Reclassification of Shares. Except for Merger Events subject to Section 8(a), and subject to Section 8(f), if the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Agreement exist into the same or a different number of securities of any other class or classes, this Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change; provided, that to the extent Warrantholder has the right to elect to receive upon exercise either Series B Stock or the Next Equity Round Series, the adjustment under this clause (b) shall apply solely to the class and series of preferred stock that has been so combined, reclassified, exchanged or subdivided and shall not impair the Warrantholder’s right to elect to exercise the purchase rights for any other class or series of preferred stock. The provisions of this Section 8(b) shall similarly apply to successive combination, reclassification, exchange, subdivision or other change.

(c)                                  Subdivision or Combination of Shares. If the Company at any time shall combine or subdivide its Preferred Stock, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased and the number of shares of Preferred Stock issuable hereunder shall be proportionately increased, or (ii) in the case of a combination, the Exercise Price shall be proportionately increased and the number of shares of Preferred Stock issuable hereunder shall be proportionately decreased.

(d)                                 Stock Dividends. If the Company at any time while this Agreement is outstanding and unexpired shall:

(i)                                          pay a dividend with respect to the Preferred Stock payable in Preferred Stock, then the Exercise Price shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Preferred Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Preferred Stock outstanding immediately after such dividend or distribution; or

(ii)                                       make any other distribution with respect to Preferred Stock (or stock into which the Preferred Stock is convertible), except any distribution specifically provided for in any other clause of this Section 8, then, in each such case, provision shall be made by the Company such that the Warrantholder shall receive upon exercise or conversion of this Warrant a proportionate share of any such distribution as though it were the holder of the Preferred Stock (or other stock for which the Preferred Stock is convertible) as of the record date fixed for the determination of the stockholders of the Company entitled to receive such distribution.

(e)                                  Antidilution Rights. Additional antidilution rights applicable to the Preferred Stock purchasable hereunder are as set forth in the Charter and shall be applicable with respect to the Preferred Stock issuable hereunder. The Company shall promptly provide the Warrantholder with any restatement, amendment, modification or waiver of the Charter; provided, that no such amendment, modification or waiver shall impair or reduce the antidilution rights applicable to the Preferred Stock as of the date hereof unless such amendment, modification or waiver affects the rights of Warrantholder with respect to the Preferred Stock in the same manner as it affects all other holders of Preferred Stock. The Company shall provide Warrantholder with prior written notice of any issuance of its stock or other equity security to occur after the Effective Date of this Agreement, which notice shall include (a) the price at which such stock or security is to be sold, (b) the number of shares to be issued, and (c) such other information as necessary for Warrantholder to determine if a dilutive event has occurred. For the avoidance of doubt, there shall be no duplicate anti-dilution adjustment pursuant to this subsection (e), the forgoing subsection (d) and the Charter.

(f)                                   Notice of Adjustments. If: (i) the Company shall declare any dividend or distribution upon its stock, whether in stock, cash, property or other securities; (ii) there shall be any Merger Event; (iv) there shall be an Initial Public Offering; (iii) the Company shall sell, lease, license or otherwise transfer all or substantially all of its assets; or (iv) there shall be any voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall send to the Warrantholder: (A) at least thirty (30) days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights (specifying the date on which the holders of Preferred Stock shall be entitled thereto) or for determining rights to vote in respect of such Merger Event, dissolution, liquidation or winding up; (B) in the case of any such Merger Event, sale, lease, license or other transfer of all or substantially all assets, dissolution, liquidation or winding up, at least thirty (30) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Preferred Stock shall be entitled to exchange their Preferred Stock for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding up); and (C) in the case of an Initial Public Offering, the Company shall give the Warrantholder at least thirty (30) days’ written notice prior to the effective date thereof.

Each such written notice shall set forth, in reasonable detail, (i) the event requiring the notice, and (ii) if any adjustment is required to be made, (A) the amount of such adjustment, (B) the method by which such adjustment was calculated, (C) the adjusted Exercise Price (if the Exercise Price has been adjusted), and (D) the number of shares subject to purchase hereunder after giving effect to such adjustment, and shall be given in accordance with Section 12(g) below.

(g)                                  Timely Notice. Failure to timely provide such notice required by subsection (f) above shall entitle Warrantholder to retain the benefit of the applicable notice period notwithstanding anything to the contrary contained in any insufficient notice received by Warrantholder. For purposes of this subsection (g), and notwithstanding anything to the contrary in Section 12(g), the notice period shall begin on the date Warrantholder actually receives a written notice containing all the information required to be provided in such subsection (g).

SECTION 9.                         REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

(a)                                 Reservation of Preferred Stock. The Preferred Stock issuable upon exercise of the Warrantholder’s rights has been or, in the case of Preferred Stock issuable in the Next Equity Round, will be duly and validly reserved and, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever; provided, that the Preferred Stock issuable pursuant to this Agreement may be subject to restrictions on transfer under state and/or federal securities laws. The Company has made available to the Warrantholder true, correct and complete copies of its Charter and current bylaws. The issuance of certificates for shares of Preferred Stock upon exercise of this Agreement shall be made without charge to the Warrantholder for any issuance tax in respect thereof, or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Preferred

Stock; provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer and the issuance and delivery of any certificate in a name other than that of the Warrantholder.

(b)                                 Due Authority. The execution and delivery by the Company of this Agreement and the performance of all obligations of the Company hereunder, including the issuance to Warrantholder of the right to acquire the shares of Preferred Stock and the Common Stock into which it may be converted, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement: (1) does not violate the Company’s Charter or current bylaws; (2) does not contravene any law or governmental rule, regulation or order applicable to it; and (3) does not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound. This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

(c)                                  Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Agreement, except for the filing of notices pursuant to Regulation D under the Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(d)                                 Capitalization. The fully-diluted capitalization table of the Company attached hereto as Exhibit IV is true and complete in all material respects as of the Effective Date.

(e)                                  Registration Rights. The Company agrees that the shares of Common Stock issued and issuable upon conversion of the shares of Preferred Stock issued and issuable upon exercise of this Warrant, and, at all times (if any) when the Preferred Stock shall be Common Stock, the shares of Preferred Stock issued and issuable upon exercise of this Warrant, shall have the “Piggyback,” and S-3 registration rights pursuant to and as set forth in the Company’s investor rights agreement or similar agreement (the “Investor Rights Agreement”) on a pari passu basis with the holders of outstanding shares of Preferred Stock who are parties thereto. The provisions set forth in the Company’s Investor Rights Agreement or similar agreement relating to such registration rights in effect as of the Effective Date may not be amended, modified or waived without the prior written consent of the Warrantholder unless such amendment, modification or waiver affects the rights associated with the shares of Preferred Stock issued and issuable upon exercise hereof in the same manner as such amendment, modification, or waiver affects the rights associated with all outstanding shares of Preferred Stock whose holders are parties thereto.

(f)                                   Other Commitments to Register Securities. Except as set forth in this Agreement, the Company is not, pursuant to the terms of any other agreement currently in existence, under any obligation to register under the Act any of its presently outstanding securities or any of its securities which may hereafter be issued.

(g)                                  Exempt Transaction. Subject to the accuracy of the Warrantholder’s representations in Section 10, the issuance of the Preferred Stock upon exercise of this Agreement, and the issuance of the Common Stock upon conversion of the Preferred Stock, will each constitute a transaction exempt from (i) the registration requirements of Section 5 of the Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

(h)                                 Compliance with Rule 144. If the Warrantholder proposes to sell Preferred Stock issuable upon the exercise of this Agreement, or the Common Stock into which it is convertible, in compliance with Rule 144 promulgated by the SEC, then, upon Warrantholder’s reasonable written request to the Company, the Company shall furnish to the Warrantholder, within ten days after receipt of such request, a written statement confirming the Company’s compliance with the filing requirements of the SEC as set forth in such Rule, as such Rule may be amended from time to time.

(i)                                     Information Rights. During the term of this Warrant and prior to the Initial Public Offering, Warrantholder shall be entitled to the information rights contained in subsections 7.1(c) and (f) of the Loan Agreement, and such subsections of the Loan Agreement are hereby incorporated into this Agreement by this reference as though fully set forth herein.

SECTION 10.                                    REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.

This Agreement has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:

(a)                                 Investment Purpose. The right to acquire Preferred Stock is being acquired for investment and not with a view to the sale or distribution of any part thereof, and the Warrantholder has no present intention of selling or engaging in any public distribution of such rights or the Preferred Stock except pursuant to an effective registration statement or an exemption from the registration requirements of the Act.

(b)                                 Private Issue. The Warrantholder understands (i) that the Preferred Stock issuable upon exercise of this Agreement is not registered under the Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Agreement will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 10.

(c)                                  Financial Risk. The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

(d)                                 Risk of No Registration. The Warrantholder understands that if the Company does not register with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 (the “1934 Act”), or file reports pursuant to Section 15(d) of the 1934 Act, or if a registration statement covering the securities under the Act is not in effect when it desires to sell (i) the rights to purchase Preferred Stock pursuant to this Agreement or (ii) the Preferred Stock issuable upon exercise of the right to purchase, it may be required to hold such securities for an indefinite period. The Warrantholder also understands that any sale of (A) its rights hereunder to purchase Preferred Stock or (B) Preferred Stock issued or issuable hereunder which might be made by it in reliance upon Rule 144 under the Act may be made only in accordance with the terms and conditions of that Rule.

(e)                                  Accredited Investor. Warrantholder is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.

SECTION 11.                                    TRANSFERS.

Subject to compliance with applicable federal and state securities laws, this Agreement and all rights hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes) upon surrender of this Agreement properly endorsed. Each taker and holder of this Agreement, by taking or holding the same, consents and agrees that this Agreement, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Agreement shall have been so endorsed and its transfer recorded on the Company’s books, shall be treated by the Company and all other persons dealing with this Agreement as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Agreement. The transfer of this Agreement shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit III (the “Transfer Notice”), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. Until the Company receives such Transfer Notice, the Company may treat the registered owner hereof as the owner for all purposes.

SECTION 12.                                    MISCELLANEOUS.

(a)                                 Effective Date. The provisions of this Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof. This Agreement shall be binding upon any successors or assigns of the Company.

(b)                                 Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where Warrantholder will not have an adequate remedy at law and where damages will not be readily ascertainable. The Company expressly agrees that it shall not oppose an application by the Warrantholder or any other person entitled to the benefit of this Agreement requiring specific performance of any or all provisions hereof or enjoining the Company from continuing to commit any such breach of this Agreement.

(c)                                  No Impairment of Rights. The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against impairment.

(d)                                 Additional Documents. The Company, upon execution of this Agreement, shall provide the Warrantholder with certified resolutions with respect to the representations, warranties and covenants set forth in Sections 9(a) through 9(d), 9(f) and 9(g). The Company shall also supply documentation reasonably necessary to evaluate whether to exercise (in cash or a net issuance basis) this Warrant, including without limitation, (i) any merger/purchase/asset sale agreement and related documents and estimated payout allocations to each of the respective shareholders, warrant and option holders in connection with a Merger Event, (ii) the most recent capitalization tables, 409A valuations (if any), and board determination of share value (including any waterfall or per share allocations provided to the share/unitholders), and (iii) most recent articles of incorporation or organization (as applicable).

(e)                                  Attorney’s Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to attorneys’ fees and expenses and all costs of proceedings incurred in enforcing this Agreement. For the purposes of this Section 12(e), attorneys’ fees shall include without limitation fees incurred in connection with the following: (i) contempt proceedings; (ii) discovery; (iii) any motion, proceeding or other activity of any kind in connection with an insolvency proceeding; (iv) garnishment, levy, and debtor and third party examinations; and (v) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment.

(f)                                   Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(g)                                  Notices. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Agreement or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery if transmission or delivery occurs on a business day at or before 5:00 pm in the time zone of the recipient, or, if transmission or delivery occurs on a non-business day or after such time, the first business day thereafter, or the first business day after deposit with an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, and shall be addressed to the party to be notified as follows:

If to Warrantholder:

Hercules Technology III, L.P.
Legal Department
Attention: Chief Legal Officer
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Facsimile: 650-473-9194
Telephone: 650-289-3060

If to the Company:

TELA Bio, Inc.
Attention: Chief Financial Officer
1 Great Valley Parkway, Suite 24
Malvern, PA 19355
Facsimile:
Telephone:

or to such other address as each party may designate for itself by like notice.

(h)                                 Entire Agreement; Amendments. This Agreement constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof (including Warrantholder’s proposal letter dated February 27, 2017). None of the terms of this Agreement may be amended except by an instrument executed by each of the parties hereto.

(i)                                     Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

(j)                                    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(k)                                 No Waiver. No omission or delay by Warrantholder at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Company at any time designated, shall be a waiver of any such right or remedy to which Warrantholder is entitled, nor shall it in any way affect the right of Warrantholder to enforce such provisions thereafter.

(1)                                 Survival. All agreements, representations and warranties contained in this Agreement or in any document delivered pursuant hereto shall be for the benefit of Warrantholder and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

(m)                             Governing Law. This Agreement have been negotiated and delivered to Warrantholder in the State of California, and shall have been accepted by Warrantholder in the State of California. Delivery of Preferred Stock to Warrantholder by the Company under this Agreement is due in the State of California. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(n)                                 Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Agreement may be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 12(g), and shall be deemed effective and received as set forth in Section 12(g). Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

(o)                                 Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE COMPANY AND WARRANTHOLDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE COMPANY AGAINST WARRANTHOLDER OR ITS ASSIGNEE OR BY WARRANTHOLDER OR ITS ASSIGNEE AGAINST THE COMPANY. This waiver extends to all such Claims, including Claims that involve Persons other than Company and Warrantholder; Claims that arise out of or are in any way connected to the relationship between the Company and Warrantholder; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement.

(p)                                 Judicial Reference. If the waiver of jury trial set forth above is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(q)                                 Prejudgment Relief. In the event Claims are to be resolved by arbitration, either party may seek from a court of competent jurisdiction identified in Section 12(n), any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

(r)                                    Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its officers . thereunto duly authorized as of the Effective Date.

COMPANY:	TELA BIO, INC.

	By:	/s/ Francis M. Conway
	Name:	Francis M. Conway
	Title:	Vice President - Finance

WARRANTHOLDER:	HERCULES TECHNOLOGY II, L.P., a Delaware limited partnership

By: Hercules Technology SBIC Management LLC, its General Partner

By: Hercules Capital, Inc., its Manager

	By:	/s/ Zhuo Huang
	Name:	Zhuo Huang
	Title:	Associate General Counsel

EXHIBIT I

NOTICE OF EXERCISE

To:                             [                                             ]

(1)                                 The undersigned Warrantholder hereby elects to purchase [         ] shares of the Series [  ] Preferred Stock of [             ], pursuant to the terms of the Agreement dated the [   ] day of [          ,     ] (the “Agreement”) between [                 ] and the Warrantholder, and [CASH PAYMENT: Tenders herewith payment of the Purchase Price in full, together with all applicable transfer taxes, if any.] [NET ISSUANCE: elects pursuant to Section 3(a) of the Agreement to effect a Net Issuance.]

(2)                                 Please issue a certificate or certificates representing said shares of Series [  ] Preferred Stock in the name of the undersigned or in such other name as is specified below.

(Name)

(Address)

WARRANTHOLDER:	HERCULES TECHNOLOGY II, L.P., a Delaware limited partnership

By: Hercules Technology SBIC Management LLC, its General Partner

By: Hercules Capital, Inc., its Manager

By:
Name:
Title:

EXHIBIT II

ACKNOWLEDGMENT OF EXERCISE

The undersigned [                   ], hereby acknowledge receipt of the “Notice of Exercise” from Hercules Technology II, L.P.. to purchase [                                        ] shares of the Series [   ] Preferred Stock of [  ], pursuant to the terms of the Agreement, and further acknowledges that [   ] shares remain subject to purchase under the terms of the Agreement.

COMPANY:	[ ]

By:

Title:

Date:

EXHIBIT III

TRANSFER NOTICE

(To transfer or assign the foregoing Agreement execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Agreement and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

whose address is

Dated:
Holder’s Signature:
Holder’s Address:

Signature Guaranteed:

NOTE: The signature to this Transfer Notice must correspond with the name as it appears on the face of the Agreement, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Agreement.

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